Exhibit 99.1

Press Release

January 7, 2008

RIM SEMICONDUCTOR ANNOUNCES NEW BOARD MEMBER

PORTLAND, OR: January 7, 2008: Rim Semiconductor Company (OTCBB: RSMI), the inventor and leader in Internet Protocol Subscriber Line™  (IPSL™) technology, announced today William A. Swope has been appointed to its board of directors effective January 3, 2008.

Mr. Swope is corporate vice president and general manager of Intel's Corporate Affairs Group. He is responsible for enhancing Intel's position as the world's leading technology brand in business and corporate citizenship. He manages global business units at Intel and is responsible for worldwide public policy, education, community engagement, public affairs, social responsibility and the Intel Foundation.

Since joining Intel in 1979, Mr. Swope has been engaged in manufacturing technology planning, strategic product planning and product management. He has served as director of Digital Enterprise Brand Management, and prior to that he was general manager of Intel’s Software and Solutions Group (SSG), reporting to its president and chief operating officer. In that capacity he managed the software products and enabling efforts within SSG. From 1993 to 1995, he served as the general manager of the Pentium® Pro processor team. Mr. Swope was promoted to vice president in 1996, and corporate vice president in 2003.

Mr. Swope received his bachelor's degree in applied physics from Tufts College. He also holds a master's degree in management from Massachusetts Institute of Technology.

The Company also announced that Thomas Cooper resigned as a director of the Company for personal reasons, effective December 31, 2007.  Mr. Cooper served as a member of the Rim Semiconductor board of directors since March 2002, and is a past president of the Company.

“I am pleased to join Rim Semi at this time in its growth and look forward to helping it develop further into a successful company.” said William (Will) Swope.

“Will Swope has a global perspective, a passion for breakthrough technologies, and a track record of introducing successful products.  I am very pleased to welcome Will to the Rim Semiconductor family,” said Brad Ketch, president and chief executive officer.  “Tom Cooper has played an important role in our development, and we wish him well in his new endeavors.”

About Rim Semiconductor Company

Rim Semiconductor Company (OTCBB: RSMI) develops technology for telecommunications companies to deliver demanding new video and data services with lower network costs. The company’s products allow data to be transmitted at greater speed and across extended distances over existing copper wire—all with the highest quality of service—for a better end-user experience.  For more information, visit www.rimsemi.com.

With the exception of historical information contained in this press release, this press release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: product development difficulties; market demand and acceptance of products; the impact of changing economic conditions; business conditions in the Internet and telecommunications industries; reliance on third parties, including potential suppliers, licensors, and licensees; the impact of competitors and their products; risks concerning future technology; and other factors detailed in this press release and in the company's Securities and Exchange Commission filings. Rim Semiconductor is under no obligation and does not assume any obligation to revise or update any forward looking statement in this press release in order to reflect events or circumstances that may arise in the future.

Contact: Brad Ketch
503-257-6700
info@rimsemi.com